Exhibit 99.1

TIME WARNER INC. REPORTS FOURTH-QUARTER AND FULL-YEAR 2016 RESULTS

Full-Year Highlights

•	Revenues increased 4% to $29.3 billion

•	Turner’s Subscription revenues increased 12% to $5.9 billion

•	Operating Income grew 10% to $7.5 billion and Adjusted Operating Income grew 10% to $7.6 billion

•	EPS grew 8% to $4.94, and Adjusted EPS grew 23% to $5.86

•	Cash Provided by Operations from Continuing Operations grew 22% to $4.7 billion and Free Cash Flow grew 22% to $4.4 billion

NEW YORK, February 8, 2017 – Time Warner Inc. (NYSE:TWX) today reported financial results for its fourth quarter and full year ended December 31, 2016.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had another very successful year in 2016, demonstrating once more Time Warner’s ability to deliver strong financial performance alongside creative and programming excellence. All our operating divisions increased revenue and profits while also making investments to capitalize on the growing demand for the very best video content and new ways to deliver it to audiences around the world. Warner Bros. is once again the #1 supplier of television shows for the broadcast networks, and had its second-best year ever at the global box office, nearing $5 billion in receipts with such hits as Batman v. Superman: Dawn of Justice, Suicide Squad and Fantastic Beasts and Where to Find Them.”

Mr. Bewkes continued: “Home Box Office again stood apart with its combination of the biggest Hollywood hit movies and best original programming — receiving more Primetime Emmy Awards in 2016 than any other network for the 15th consecutive year and launching Westworld, which is produced by Warner Bros. and is the most-watched new series in HBO’s history. We’re also really pleased with the growth of HBO’s domestic OTT product, and we expanded HBO’s international OTT footprint with launches in Spain, Brazil and Argentina in 2016. Turner continued to strengthen its leadership with TBS, TNT and Adult Swim all ranking among ad-supported cable’s top five networks in primetime among adults 18-49 for the year. TBS was the #1 ad-supported entertainment cable network on the strength of great sports and a bold new lineup of originals, including Full Frontal with Samantha Bee, and CNN was the #1 news network among adults 18-49 in primetime and the #1 digital news destination in 2016. The deal to be acquired by AT&T Inc., which we announced in October 2016, will accelerate our efforts to spur innovation in the media industry and further strengthen our businesses. We remain on track to close the transaction later this year.”

Full-Year Company Results

Full-year revenues increased 4% to $29.3 billion due to increases at all operating divisions and lower intersegment eliminations, and included the unfavorable impact of foreign exchange rates of approximately $340 million in the year. Operating Income increased 10% to $7.5 billion and Adjusted Operating Income increased 10% to $7.6 billion due to increases at all operating divisions and a positive swing in intersegment eliminations.

The Company posted 2016 Diluted Income per Common Share from Continuing Operations (“EPS”) of $4.94, up 8% compared to $4.58 in 2015. Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) was $5.86, up 23% from $4.75 for the prior year. EPS and Adjusted EPS in 2016 included a net tax benefit of $0.29 related to an Internal Revenue Service (“IRS”)-approved tax accounting method change. Adjusted EPS in the current year excludes $1.0 billion of premiums paid and costs incurred in connection with debt repurchases.

In 2016, Cash Provided by Operations from Continuing Operations reached $4.7 billion and Free Cash Flow totaled $4.4 billion.

Fourth-Quarter Company Results

Revenues grew 11% to $7.9 billion due to increases at all operating divisions, and included the unfavorable impact of foreign exchange rates of approximately $110 million in the quarter. Operating Income increased 22% to $1.7 billion and Adjusted Operating Income increased 25% to $1.8 billion due to growth at all operating divisions and a positive swing in intercompany eliminations.

The Company posted EPS of $0.40, down 62% compared to $1.06 for the prior year quarter. Adjusted EPS was $1.25, up 18% versus $1.06 for the prior year quarter. Adjusted EPS in the current year quarter excludes $1.0 billion of premiums paid and costs incurred in connection with debt repurchases.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program

From January 1, 2016 through December 31, 2016, the Company repurchased approximately 31 million shares of common stock for approximately $2.3 billion. On October 23, 2016, the Company discontinued purchases under its share repurchase program as a result of the pending merger with AT&T Inc.

Regular Quarterly Dividend

On February 7, 2017, the Company’s Board of Directors approved a regular quarterly dividend of $0.4025 per share.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three months and year ended December 31, by line of business (millions).

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Turner	$2,838	$2,661	$11,364	$ 10,596
Home Box Office	1,491	1,412	5,890	5,615
Warner Bros.	3,868	3,305	13,037	12,992
Intersegment eliminations	(306)	(299)	(973)	(1,085)

Total Revenues	$7,891	$7,079	$29,318	$ 28,118

Operating Income (Loss) (a):
Turner	$841	$777	$4,372	$ 4,087
Home Box Office	429	393	1,917	1,878
Warner Bros.	574	366	1,734	1,416
Corporate	(168)	(110)	(498)	(367)
Intersegment eliminations	15	(40)	22	(149)

Total Operating Income	$1,691	$1,386	$7,547	$ 6,865

Adjusted Operating Income (Loss) (a):
Turner	$851	$781	$4,426	$ 4,110
Home Box Office	431	393	1,928	1,878
Warner Bros.	586	373	1,662	1,435
Corporate	(124)	(102)	(437)	(351)
Intersegment eliminations	15	(40)	22	(149)

Total Adjusted Operating Income	$1,759	$1,405	$7,601	$ 6,923

Depreciation and Amortization:
Turner	$52	$54	$208	$ 209
Home Box Office	22	27	88	95
Warner Bros.	86	94	347	356
Corporate	7	5	26	21
Intersegment eliminations	—	—	—	—

Total Depreciation and Amortization	$167	$180	$669	$ 681

(a) Operating Income (Loss) and Adjusted Operating Income (Loss) for the three months and year ended December 31, 2016 and 2015 included restructuring and severance costs of (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Turner	$(46)	$(35)	$(61)	$ (58)
Home Box Office	(8)	5	(49)	—
Warner Bros.	2	2	(4)	(1)
Corporate	(1)	(1)	(3)	(1)

Total Restructuring and Severance Costs	$(53)	$(29)	$(117)	$ (60)

Presented below is a discussion of the performance of Time Warner’s segments for the fourth quarter and full year of 2016. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Full-Year Results

Revenues increased 7% ($768 million) to $11.4 billion, benefiting from increases of 12% ($630 million) in Subscription revenues and 3% ($126 million) in Advertising revenues. The increase in Subscription revenues was due to higher domestic rates and growth at Turner’s international networks, partially offset by the impact of lower domestic subscribers and foreign exchange rates. Advertising revenues benefited from domestic growth and local currency growth at Turner’s international networks, partially offset by the impact of foreign exchange rates. Domestic advertising revenues grew primarily due to Turner’s news business and sports business, including the 2016 NCAA Division I Men’s Basketball National Championship game, partially offset by lower delivery at certain entertainment networks.

Operating Income increased 7% ($285 million) to $4.4 billion due to the increase in revenues partially offset by higher expenses, including increased programming and marketing costs. Programming costs grew 5% primarily due to higher sports costs and increases at Turner’s news business related to its coverage of the 2016 U.S. Presidential election. The increase in marketing costs was primarily associated with new original series related to the TBS and TNT rebrands.

Adjusted Operating Income increased 8% ($316 million) to $4.4 billion. Adjusted Operating Income for the current year excludes a $25 million asset impairment.

In 2016, among adults 18-49 in primetime: TBS, TNT and Adult Swim ranked among ad-supported cable’s top 5 networks; TBS was the #1 ad-supported entertainment cable network; and CNN was the #1 news network and was the fastest growing top 30 cable network in the U.S. In 2016, CNN was also the #1 digital news destination. In March 2016, Turner and CBS entered into an agreement with the NCAA to extend their television, digital and marketing rights to the NCAA Division I Men’s Basketball Championship Tournament through 2032. Game 7 of the 2016 NBA Western Conference Finals on TNT was the most-viewed NBA telecast of all time on cable and TNT’s most watched program ever with an average of nearly 16 million viewers.

Fourth-Quarter Results

Revenues increased 7% ($177 million) to $2.8 billion, due to an increase of 14% ($182 million) in Subscription revenues and 9% ($14 million) in Content and other revenues, partially offset by a decrease of 2% ($19 million) in Advertising revenues. Subscription revenues benefited from higher domestic rates and growth at Turner’s international networks, partially offset by the impact of lower domestic subscribers. Content and other revenues increased primarily due to higher licensing revenues. Advertising revenues decreased due to declines at Turner’s international networks, partially due to foreign exchange rates. Domestic advertising was flat with growth at Turner’s news business offset by lower delivery at certain entertainment networks and lower revenues associated with the MLB postseason games.

Operating Income increased 8% ($64 million) to $841 million, reflecting revenue growth partially offset by higher expenses, including increased marketing costs primarily due to new original series. Programming expenses were essentially flat.

Adjusted Operating Income increased 9% ($70 million) to $851 million.

HOME BOX OFFICE

Full-Year Results

Revenues increased 5% ($275 million) to $5.9 billion, due to increases of 5% ($255 million) in Subscription revenues and 2% ($20 million) in Content and other revenues. Subscription revenues grew primarily due to higher domestic rates and international growth. The increase in Content and other revenues primarily reflects higher international licensing revenues, partially offset by lower domestic licensing revenues.

Operating Income increased 2% ($39 million) to $1.9 billion, reflecting higher revenues partially offset by increased expenses, including higher programming and restructuring and severance costs. Programming costs grew 7%, primarily reflecting increased original programming costs, partially offset by a reduction in amortization resulting from a longer estimated utilization period for original programming.

Adjusted Operating Income grew 3% ($50 million) to $1.9 billion.

HBO received 22 Primetime Emmy Awards in 2016, the most of any network for the 15th consecutive year, including Outstanding Drama Series for Game of Thrones, Outstanding Comedy Series for Veep and Outstanding Variety Talk Series for Last Week Tonight with John Oliver. Game of Thrones received 12 awards and is the most awarded scripted show ever with a cumulative 38 Primetime Emmy Awards. In addition, the sixth season of Game of Thrones averaged close to 26 million viewers, making it HBO’s most-watched series ever. The first season of Westworld averaged over 13 million viewers and is the most watched freshman series in HBO history. In 2016, HBO launched OTT products on Microsoft’s Xbox platforms, new Samsung smart TVs, Sony’s PlayStation platforms and Amazon Prime Channels. In 2016, HBO also launched an OTT service in Spain and HBO Latin America launched OTT services in Brazil and Argentina.

Fourth-Quarter Results

Revenues increased 6% ($79 million) to $1.5 billion, due to increases of 5% ($64 million) in Subscription revenues and 7% ($15 million) in Content and other revenues. Subscription revenues increased due to higher domestic rates and international growth. The increase in Content and other revenues primarily reflects higher home entertainment revenues, partially offset by lower international licensing revenues.

Operating Income increased 9% ($36 million) to $429 million, due to the increase in revenues partially offset by higher expenses, including increased distribution expenses related to the timing of home video releases. Programming expenses decreased 2% mainly due to lower programming charges, partially offset by increased original programming costs.

Adjusted Operating Income increased 10% ($38 million) to $431 million.

WARNER BROS.

Full-Year Results

Revenues were essentially flat at $13.0 billion, reflecting higher theatrical and television revenues offset by lower videogames revenues and the impact of foreign exchange rates. Theatrical revenues increased primarily due to the box office releases of Batman v. Superman: Dawn of Justice, Suicide Squad and Fantastic Beasts and Where to Find Them. Television revenues grew primarily due to increased production. Videogames revenues declined as the prior year benefited from the releases of Mortal Kombat X and Batman: Arkham Knight.

Operating Income increased 22% ($318 million) to $1.7 billion as increased theatrical contributions and a $90 million gain on the April 2016 sale of Flixster more than offset the impact from lower videogames revenues.

Adjusted Operating Income increased 16% ($227 million) to $1.7 billion. Adjusted Operating Income for the current year excludes the gain on the sale of Flixster.

Warner Bros. is producing 75 series for the 2016-2017 television season, including 36 primetime series on broadcast networks, the most of any studio for the 8th season in a row. Season-to-date, among adults 18-49, The Big Bang Theory is the #1 show and The Voice and The Bachelor are the #1 and #2 unscripted series, respectively. At the global box office, Warner Bros. was the #2 studio in 2016 and grossed nearly $5.0 billion in box office receipts, its second-best worldwide theatrical performance.

Fourth-Quarter Results

Revenues increased 17% ($563 million) to $3.9 billion mainly due to higher theatrical revenues, which benefited from the releases of Fantastic Beasts and Where to Find Them and The Accountant, and higher television revenues, primarily due to higher licensing revenues and increased production.

Operating Income increased 57% ($208 million) to $574 million primarily due to the increase in revenues, partially offset by higher associated costs of revenues.

Adjusted Operating Income increased 57% ($213 million) to $586 million.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Full-Year Results

For the year ended December 31, 2016, the Company had Income from Continuing Operations attributable to Time Warner Inc. shareholders of $3.9 billion and EPS of $4.94. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in 2015 of $3.8 billion and EPS of $4.58. The increase in EPS primarily reflects higher Operating Income, a lower effective tax rate primarily due to the benefit from an IRS-approved tax accounting method change and fewer shares outstanding, partially offset by premiums paid and costs incurred in connection with debt repurchases.

Adjusted EPS was $5.86 for the year ended December 31, 2016, compared to $4.75 in 2015. Adjusted EPS in the current year excludes $1.0 billion of premiums paid and costs incurred in connection with debt repurchases.

For 2016 and 2015, the Company had Net Income attributable to Time Warner Inc. shareholders of $3.9 billion and $3.8 billion, respectively.

Fourth-Quarter Results

For the three months ended December 31, 2016, the Company had Income from Continuing Operations attributable to Time Warner Inc. shareholders of $317 million and EPS of $0.40 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the fourth quarter of 2015 of $857 million, or $1.06 per diluted common share. The decrease in EPS reflects premiums paid and costs incurred in connection with debt repurchases in the current year quarter, partially offset by higher Operating Income and fewer shares outstanding.

Adjusted EPS was $1.25 for the three months ended December 31, 2016, compared to $1.06 in last year’s fourth quarter. Adjusted EPS in the current year quarter excludes $1.0 billion of premiums and costs incurred in connection with debt repurchases.

For the fourth quarters of 2016 and 2015, the Company had Net Income attributable to Time Warner Inc. shareholders of $293 million and $857 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Beginning with periods ending on or after October 1, 2016, Adjusted Operating Income (Loss) is defined as Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the pending acquisition by AT&T Inc. (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Beginning with periods ending on or after October 1, 2016, Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the pending acquisition by AT&T Inc. (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance and liquidity of its businesses and considers Free Cash Flow when making decisions regarding strategic investments, dividends and share repurchases. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses, including the pending merger with AT&T Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information and Where to Find It

In connection with the proposed transaction, AT&T Inc. filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that includes a proxy statement/prospectus regarding the transaction. The registration statement was declared effective by the SEC on January 6, 2017. On January 9, 2017, Time Warner filed with the SEC a definitive proxy statement/prospectus and first mailed the definitive proxy statement/prospectus to Time Warner’s stockholders. This communication is not intended to be, and is not, a substitute for the definitive proxy statement/prospectus or for any other document that Time Warner or AT&T may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT TIME WARNER, AT&T AND THE TRANSACTION.

Investors and security holders may obtain these materials and other relevant documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Time Warner will be made available free of charge on Time Warner’s investor relations website. Copies of documents filed with the SEC by AT&T will be made available free of charge on AT&T’s investor relations website.

Certain Information Regarding Participants

Time Warner, AT&T and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Time Warner’s directors and executive officers is available in Time Warner’s Annual Report on

Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 25, 2016, its proxy statement for the 2016 Annual Meeting, which was filed with the SEC on April 29, 2016, and the definitive proxy statement for the Special Meeting of Stockholders of Time Warner, which was filed with the SEC on January 9, 2017. To the extent holdings of Time Warner securities have changed since the amounts printed in the above referenced proxy statements, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding AT&T’s directors and executive officers is available in AT&T’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 18, 2016 and in its proxy statement for the 2016 Annual Meeting, which was filed with the SEC on March 11, 2016. To the extent holdings of AT&T’s securities have changed since the amounts printed in the proxy statement for the 2016 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the registration statement, the proxy statement/prospectus and other relevant materials filed with the SEC. These documents are available free of charge from the sources indicated above.

INFORMATION ON CONFERENCE CALL

The Company’s conference call can be heard live at 8:30 am ET on Wednesday, February 8, 2017. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Jessica Holscott (212) 484-8928
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and equivalents	$1,539	$ 2,155
Receivables, less allowances of $981 and $1,055	8,699	7,411
Inventories	2,062	1,753
Prepaid expenses and other current assets	1,185	1,194

Total current assets	13,485	12,513
Noncurrent inventories and theatrical film and television production costs	7,916	7,600
Investments, including available-for-sale securities	3,337	2,617
Property, plant and equipment, net	2,510	2,596
Intangible assets subject to amortization, net	783	949
Intangible assets not subject to amortization	7,005	7,029
Goodwill	27,752	27,689
Other assets	3,178	2,855

Total assets	$65,966	$ 63,848

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,192	$ 7,188
Deferred revenue	564	616
Debt due within one year	1,947	198

Total current liabilities	9,703	8,002
Long-term debt	22,392	23,594
Deferred income taxes	2,678	2,454
Deferred revenue	486	352
Other noncurrent liabilities	6,341	5,798
Redeemable noncontrolling interest	29	29
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 772 million and 795 million shares outstanding	17	17
Additional paid-in capital	146,780	148,041
Treasury stock, at cost (880 million and 857 million shares)	(47,497)	(45,612)
Accumulated other comprehensive loss, net	(1,510)	(1,446)
Accumulated deficit	(73,455)	(77,381)

Total Time Warner Inc. shareholders’ equity	24,335	23,619
Noncontrolling interests	2	—

Total equity	24,337	23,619

Total liabilities and equity	$65,966	$ 63,848

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues	$7,891	$7,079	$29,318	$ 28,118
Costs of revenues	(4,658)	(4,352)	(16,376)	(16,154)
Selling, general and administrative	(1,435)	(1,244)	(5,123)	(4,824)
Amortization of intangible assets	(47)	(51)	(190)	(189)
Restructuring and severance costs	(53)	(29)	(117)	(60)
Asset impairments	(8)	(17)	(43)	(25)
Gain (loss) on operating assets, net	1	—	78	(1)

Operating income	1,691	1,386	7,547	6,865
Interest expense, net	(287)	(289)	(1,161)	(1,163)
Other income (loss), net	(993)	40	(1,191)	(256)

Income from continuing operations before income taxes	411	1,137	5,195	5,446
Income tax provision	(94)	(280)	(1,281)	(1,651)

Income from continuing operations	317	857	3,914	3,795
Discontinued operations, net of tax	(24)	—	11	37

Net income	293	857	3,925	3,832
Less Net loss attributable to noncontrolling interests	—	—	1	1

Net income attributable to Time Warner Inc. shareholders	$293	$857	$3,926	$ 3,833

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$317	$857	$3,915	$ 3,796
Discontinued operations, net of tax	(24)	—	11	37

Net income	$293	$857	$3,926	$ 3,833

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$0.41	$1.07	$5.00	$ 4.64
Discontinued operations	(0.04)	—	0.01	0.05

Basic net income per common share	$0.37	$1.07	$5.01	$ 4.69

Average basic common shares outstanding	771.6	798.3	780.8	814.9

Diluted income per common share from continuing operations	$0.40	$1.06	$4.94	$ 4.58
Discontinued operations	(0.03)	—	0.02	0.04

Diluted net income per common share	$0.37	$1.06	$4.96	$ 4.62

Average diluted common shares outstanding	783.7	811.7	792.3	829.5

Cash dividends declared per share of common stock	$0.4025	$0.3500	$1.6100	$ 1.4000

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,

(Unaudited; millions)

	2016	2015
OPERATIONS
Net income	$3,925	$ 3,832
Less Discontinued operations, net of tax	(11)	(37)

Net income from continuing operations	3,914	3,795
Adjustments for noncash and nonoperating items:
Depreciation and amortization	669	681
Amortization of film and television costs	8,324	8,030
Asset impairments	43	25
(Gain) loss on investments and other assets, net	(131)	31
Equity in losses of investee companies, net of cash distributions	324	161
Equity-based compensation	277	182
Deferred income taxes	236	328
Premiums paid and costs incurred on debt redemption	1,008	72
Changes in operating assets and liabilities, net of acquisitions	(9,981)	(9,454)

Cash provided by operations from continuing operations	4,683	3,851
Cash used by operations from discontinued operations	(17)	(8)

Cash provided by operations	4,666	3,843
INVESTING ACTIVITIES
Investments in available-for-sale securities	(9)	(41)
Investments and acquisitions, net of cash acquired	(1,228)	(672)
Capital expenditures	(432)	(423)
Other investment proceeds	309	143

Cash used by investing activities	(1,360)	(993)

FINANCING ACTIVITIES
Borrowings	3,830	3,768
Debt repayments	(3,304)	(2,344)
Proceeds from exercise of stock options	172	165
Excess tax benefit from equity instruments	88	151
Principal payments on capital leases	(14)	(11)
Repurchases of common stock	(2,322)	(3,632)
Dividends paid	(1,269)	(1,150)
Other financing activities	(1,103)	(260)

Cash used by financing activities	(3,922)	(3,313)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(616)	(463)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,155	2,618

CASH AND EQUIVALENTS AT END OF PERIOD	$1,539	$ 2,155

See accompanying notes.

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services and a service that delivers video content to consumers over the internet (“OTT service”) domestically and premium pay, basic tier television and OTT services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

On October 22, 2016, the Company entered into an Agreement and Plan of Merger with AT&T Inc. (“AT&T”), West Merger Sub, Inc., and West Merger Sub II, LLC, pursuant to which the Company will be acquired by AT&T for a combination of $53.75 and shares of AT&T stock. At the time of entry into the merger agreement, the value of the merger consideration was $107.50 per share of Time Warner common stock and the value will vary, subject to a collar, prior to the closing of the transaction. The merger is subject to approval by Time Warner shareholders, required regulatory approvals and customary closing conditions. A special meeting of Time Warner shareholders, at which Time Warner shareholders will be asked to vote to approve the merger, is scheduled to be held on February 15, 2017. The merger is expected to close by the end of 2017.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Intersegment Revenues
Turner	$29	$24	$108	$ 105
Home Box Office	(11)	18	(9)	40
Warner Bros.	288	257	874	940

Total intersegment revenues	$306	$299	$973	$ 1,085

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Home video and electronic delivery of theatrical product revenues	$571	$532	$1,481	$ 1,717
Home video and electronic delivery of television product revenues	157	188	470	529

Note 4. DISCONTINUED OPERATIONS, NET OF TAX

For the three months and year ended December 31, 2016, Discontinued operations, net of tax included expense of $24 million and $29 million, respectively, related to pension settlement charges related to businesses the Company previously disposed of. The year ended December 31, 2016, also included $40 million of income related to the recognition of additional tax benefits associated with certain foreign tax attributes of Warner Music Group (“WMG”), which the Company disposed of in 2004.

Discontinued operations, net of tax for the year ended December 31, 2015 was income of $37 million primarily related to the final resolution of a tax indemnification obligation associated with the disposition of WMG.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended December 31, 2016

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$851	$(3)	$1	$—	$(5)	$(3)	$ 841
Home Box Office	431	—	—	—	(2)	—	429
Warner Bros.	586	(3)	—	—	(7)	(2)	574
Corporate	(124)	(2)	—	—	(28)	(14)	(168)
Intersegment eliminations	15	—	—	—	—	—	15

Time Warner	$1,759	$(8)	$1	$—	$(42)	$(19)	$ 1,691

Margin(a)	22.3%	(0.1)%	—%	—%	(0.5)%	(0.3)%	21.4%

Three Months Ended December 31, 2015

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$781	$(2)	$—	$—	$—	$(2)	$ 777
Home Box Office	393	—	—	—	—	—	393
Warner Bros.	373	(6)	—	—	—	(1)	366
Corporate	(102)	(9)	—	—	—	1	(110)
Intersegment eliminations	(40)	—	—	—	—	—	(40)

Time Warner	$1,405	$(17)	$—	$—	$—	$(2)	$ 1,386

Margin(a)	19.8%	(0.2)%	—%	—%	—%	—%	19.6%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Year Ended December 31, 2016

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$4,426	$(28)	$(14)	$—	$(5)	$(7)	$ 4,372
Home Box Office	1,928	—	—	—	(2)	(9)	1,917
Warner Bros.	1,662	(9)	92	—	(7)	(4)	1,734
Corporate	(437)	(6)	—	—	(28)	(27)	(498)
Intersegment eliminations	22	—	—	—	—	—	22

Time Warner	$7,601	$(43)	$78	$—	$(42)	$(47)	$ 7,547

Margin(a)	25.9%	(0.2)%	0.3%	—%	(0.1)%	(0.2)%	25.7%

Year Ended December 31, 2015

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$4,110	$(3)	$—	$(17)	$—	$(3)	$ 4,087
Home Box Office	1,878	—	—	—	—	—	1,878
Warner Bros.	1,435	(7)	(1)	(5)	—	(6)	1,416
Corporate	(351)	(15)	—	—	—	(1)	(367)
Intersegment eliminations	(149)	—	—	—	—	—	(149)

Time Warner	$6,923	$(25)	$(1)	$(22)	$—	$(10)	$ 6,865

Margin(a)	24.6%	(0.1)%	—%	(0.1)%	—%	—%	24.4%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Asset impairments	$(8)	$(17)	$(43)	$ (25)
Gain (loss) on operating assets, net	1	—	78	(1)
Venezuelan foreign currency loss	—	—	—	(22)
Costs related to the AT&T merger	(42)	—	(42)	—
Other	(19)	(2)	(47)	(10)

Impact on Operating Income	(68)	(19)	(54)	(58)
Investment gains (losses), net	55	39	148	(31)
Amounts related to the separation or disposition of former Time Warner segments	(2)	(2)	(19)	(17)
Premiums paid and costs incurred on debt redemption	(1,008)	—	(1,008)	(72)
Items affecting comparability relating to equity method investments	3	(23)	(136)	(27)

Pretax impact	(1,020)	(5)	(1,069)	(205)
Income tax impact of above items	361	2	343	57

Impact of items affecting comparability on income from continuing operations	$(659)	$(3)	$(726)	$ (148)

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$317	$857	$3,915	$ 3,796
Less Impact of items affecting comparability on income from continuing operations	(659)	(3)	(726)	(148)

Adjusted income from continuing operations	$976	$860	$4,641	$ 3,944

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share from continuing operations	$0.40	$1.06	$4.94	$ 4.58
Less Impact of items affecting comparability on diluted net income per common share from continuing operations	(0.85)	—	(0.92)	(0.17)

Adjusted EPS	$1.25	$1.06	$5.86	$ 4.75

Average diluted common shares outstanding	783.7	811.7	792.3	829.5

Asset Impairments

During the three months ended December 31, 2016, the Company recognized asset impairments of $8 million, which consisted of $3 million at the Turner segment primarily related to miscellaneous assets, $3 million at the Warner Bros. segment related to certain internally developed software and $2 million at Corporate related to miscellaneous assets. During the year ended December 31, 2016, the Company recognized asset impairments of $43 million, which consisted of $28 million at the Turner segment primarily related to an international broadcast license, $9 million at the Warner Bros. segment related to certain internally developed software and $6 million at Corporate related to miscellaneous assets.

During the three months ended December 31, 2015, the Company recognized asset impairments of $17 million, which consisted of $9 million at Corporate primarily related to an asset held for disposal, $6 million at the Warner Bros. segment primarily

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

related to certain internally developed software and $2 million at the Turner segment related to miscellaneous assets. In addition, for the year ended December 31, 2015, the Company recognized asset impairments of $6 million at Corporate primarily related to certain internally developed software and $1 million at both the Turner and Warner Bros. segments related to miscellaneous assets.

Gain (Loss) on Operating Assets, Net

For the three months ended December 31, 2016, the Company recognized gains on operating assets of $1 million at the Turner segment. For the year ended December 31, 2016, the Company recognized $78 million of net gains on operating assets, consisting of $92 million of gains at the Warner Bros. segment, principally relating to the gain on the sale of Flixster’s net assets to Fandango Media, LLC, a subsidiary of NBCUniversal Media LLC, and $14 million of net losses at the Turner segment, principally relating to the pending disposition of a business.

For the year ended December 31, 2015, the Company recognized losses on operating assets of $1 million at the Warner Bros. segment.

Venezuelan Foreign Currency Loss

For the year ended December 31, 2015, the Company recognized a pretax foreign exchange loss of $22 million, consisting of $17 million at the Turner segment and $5 million at the Warner Bros. segment, related to a change in the foreign currency exchange rate used by the Company for remeasuring its Venezuelan net monetary assets from the SICAD 2 rate to the Simadi rate. The Venezuelan foreign currency losses are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Costs Related to the AT&T Merger

For the three months and year ended December 31, 2016, the Company recognized $42 million of costs related to the AT&T merger, consisting of $28 million at Corporate, $7 million at the Warner Bros. segment, $5 million at the Turner segment and $2 million at the Home Box Office segment. These costs reflect $24 million of external transaction costs and $18 million of costs from employee retention programs (as discussed below). Approximately $40 million of these costs are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations and the remainder in Costs of revenues in the accompanying Consolidated Statement of Operations.

In connection with entering into the Merger Agreement, as of December 31, 2016, the Company has granted 5.3 million special retention restricted stock units (“Special Retention RSUs”) to certain employees of Time Warner and its divisions, including all executive officers of Time Warner. Half of the Special Retention RSUs will vest 25% per year on each of the first four anniversaries of February 15, 2017, and the remaining half will vest 25% per year on each of the first four anniversaries of February 15, 2018. Pursuant to the Special Retention RSU agreements, vesting as a result of retirement is not permitted unless the employee retires after the merger has closed. In addition, the awards do not accelerate automatically following the closing of the merger. Instead, the employee must remain employed following the closing, and the awards will vest only upon the scheduled vesting date or upon termination of employment under certain circumstances, such as termination without cause, for good reason or due to retirement.

In addition, certain employees of Time Warner and its divisions, including executive officers other than the Chairman and CEO, have received or will receive a cash retention award. Half of the award will become payable upon the closing of the merger, and the remaining half will become payable six months thereafter, in both cases, subject to continued employment on the relevant payment date. Payment will also be made upon termination without cause or for good reason.

Other

For the three months ended December 31, 2016, other reflects external costs related to mergers, acquisitions or dispositions of $5 million, consisting of $3 million at the Turner segment and $2 million at the Warner Bros. segment. For the three months ended

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

December 31, 2016, other also includes $14 million of pension settlement charges at Corporate in connection with an amendment to the Time Warner Pension Plan. For the year ended December 31, 2016, other reflects external costs related to mergers, acquisitions or dispositions of $14 million, consisting of $7 million at the Turner segment, $4 million at the Warner Bros. segment and $3 million at Corporate. For the year ended December 31, 2016, other also includes $24 million of pension settlement charges at Corporate and $9 million of expenses at the Home Box Office segment related to Home Box Office’s withdrawal from a multiemployer benefit plan.

For the three months and year ended December 31, 2015, other reflects external costs related to mergers, acquisitions or dispositions of $2 million and $10 million, respectively. External costs related to mergers, acquisitions or dispositions for the three months and year ended December 31, 2015 consisted of $2 million and $3 million, respectively, at the Turner segment; $1 million and $6 million, respectively, at the Warner Bros. segment; and a reversal of $1 million and expenses of $1 million, respectively, at Corporate.

External costs related to mergers, acquisitions or dispositions and pension settlement charges are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three months ended December 31, 2016, the Company recognized $55 million of net investment gains, consisting of $31 million of net miscellaneous investment gains and $24 million of gains relating to fair value adjustments on warrants to purchase common stock of Central European Media Enterprises Ltd. (“CME”) held by the Company. For the year ended December 31, 2016, the Company recognized $148 million of net investment gains, consisting of a $95 million gain in connection with financing transactions of CME, a $41 million gain associated with an agreement to dissolve a Home Box Office joint venture in the Netherlands, $32 million of net miscellaneous investment gains and $20 million of losses relating to fair value adjustments on warrants to purchase common stock of CME held by the Company.

For the three months ended December 31, 2015, the Company recognized $39 million of net investment gains, consisting of $47 million of gains related to fair value adjustments on warrants to purchase common stock of CME held by the Company and $8 million of net miscellaneous investment losses. For the year ended December 31, 2015, the Company recognized $31 million of net investment losses, consisting of $63 million of net losses related to fair value adjustments on warrants to purchase common stock of CME held by the Company and $32 million of net miscellaneous investment gains.

These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Separation or Disposition of Former Time Warner Segments

For the three months and year ended December 31, 2016, the Company recognized losses of $2 million and $19 million, respectively, related to the separation or disposition of former Time Warner segments. These losses included, for the three months and year ended December 31, 2016, losses of $2 million and $15 million, respectively, primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc. and, for the year ended December 31, 2016, losses of $4 million primarily related to a legal settlement related to the disposition of Warner Music Group in 2004.

For the three months and year ended December 31, 2015, the Company recognized losses of $2 million and $17 million, respectively, related to the separation or disposition of former Time Warner segments. These losses included, for the three months and year ended December 31, 2015, losses of $2 million and $9 million, respectively, primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc. For the year ended December 31, 2015, the losses also included $4 million related to changes in the value of a Time Warner Cable Inc. (“TWC”) tax indemnification receivable and $4 million related to payments made to TWC in accordance with a tax sharing arrangement with TWC.

These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Premiums Paid and Costs Incurred on Debt Redemption

For the three months and year ended December 31, 2016, the Company recognized $1.008 billion of premiums paid and costs incurred in connection with the repurchase through tender offers of $3.0 billion aggregate principal amount of its outstanding debt from the following series: 7.700% Debentures due 2032, 7.625% Debentures due 2031, 6.500% Debentures due 2036 and 6.625% Debentures due 2029, each of which continues to have amounts outstanding. For the year ended December 31, 2015, the Company recognized $72 million of premiums paid and costs incurred principally to retire its 5.875% Notes due 2016 through a tender offer and redemption.

These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three months and year ended December 31, 2016, the Company recognized $3 million and $14 million of income, respectively, primarily related to net investment gains recorded by equity method investees and, for the year ended December 31, 2016, $150 million of losses related to the financing transactions with CME in 2016.

For the three months and year ended December 31, 2015, the Company recognized $15 million and $18 million, respectively, related to asset impairments recorded by an equity method investee and $7 million and $8 million, respectively, related to net losses from discontinued operations recorded by an equity method investee. In addition, for both the three months and year ended December 31, 2015, the Company recognized $1 million related to expenses recorded by an equity method investee related to government investigations.

These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability using the effective tax rate for the item. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the item and the applicable tax jurisdiction for the item.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Cash provided by operations from continuing operations	$1,139	$850	$4,683	$ 3,851
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	31	5	44	14
Add excess tax benefits from equity instruments	29	10	88	151
Less capital expenditures	(162)	(173)	(432)	(423)
Less principal payments on capital leases	(3)	(3)	(14)	(11)

Free Cash Flow	$1,034	$689	$4,369	$ 3,582